UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Matthew Peltz

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

PRELIMINARY COPY SUBJECT TO COMPLETION

2023 Annual Meeting of Shareholders of

The Walt Disney Company

__________________________

PROXY STATEMENT

OF

THE TRIAN GROUP

_________________________

PLEASE VOTE THE ENCLOSED BLUE UNIVERSAL PROXY CARD FROM TRIAN TODAY—BY PHONE, BY INTERNET OR BY SIGNING, DATING AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED

IMPORTANT

[●], 2023

To Our Fellow Disney Shareholders:

This Proxy Statement (this “Proxy Statement”) and the enclosed BLUE universal proxy card are being furnished to shareholders of The Walt Disney Company (“Disney” or the “Company”) in connection with the solicitation of proxies by Trian Partners, L.P., a Delaware limited partnership (“Onshore”), Trian Partners Parallel Fund I, L.P., a Delaware limited partnership (“Parallel” and together with Onshore, the “Nominating Funds”), Trian Partners Master Fund, L.P., a Cayman Islands limited partnership (“Offshore”), Trian Partners Fund (Sub)-G, L.P., a Delaware limited partnership (“Fund G”), Trian Partners Strategic Investment Fund-A, L.P., a Delaware limited partnership (“Strategic A”), Trian Partners Strategic Investment Fund-N, L.P., a Delaware limited partnership (“Strategic N”), Trian Partners Strategic Fund-G II, L.P., a Delaware limited partnership (“Strategic G-II”), Trian Partners Strategic Fund-G III, L.P., a Delaware limited partnership (“Strategic G-III”), Trian Partners Strategic Fund-K, L.P., a Delaware limited partnership (“Strategic K”), Trian Partners Co-Investment Opportunities Fund, Ltd., a Cayman Islands exempted company with limited liability (“Co-Investment Fund”, and together with the Nominating Funds, Offshore, Fund G, Strategic A, Strategic N, Strategic G-II, Strategic G-III, and Strategic K, the “Trian Funds”), Trian Fund Management, L.P., a Delaware limited partnership (“Trian Management” or “Trian”), Trian Fund Management GP, LLC, a Delaware limited liability company (“Trian Management GP”), Nelson Peltz, a citizen of the United States of America, Peter W. May, a citizen of the United States of America, and Edward P. Garden, a citizen of the United States of America (all of the foregoing, collectively, the “Trian Beneficial Owners,”) and Matthew Peltz, a citizen of the United States (together with the Trian Beneficial Owners, the “Trian Group” or the “Participants”), to be used at the 2023 annual meeting of shareholders of Disney, including any adjournments or postponements thereof and any special meeting held in lieu thereof (the “2023 Annual Meeting”).

The Company has not yet publicly disclosed the date, time and location of the 2023 Annual Meeting. Once the Company publicly discloses such date, time and location, the Participants intend to supplement this Proxy Statement with such information and file revised definitive materials with the Securities and Exchange Commission (the “SEC”). This Proxy Statement and the enclosed BLUE universal proxy card are first being furnished to shareholders on or about [●], 2023.

THIS SOLICITATION IS BEING MADE BY THE TRIAN GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

We are soliciting your proxy for the 2023 Annual Meeting in respect of the following matters:

1.	Election of Nelson Peltz (“Nelson Peltz,” “Mr. Peltz” or the “Trian Nominee”) to serve as a director of the Company for a term of one year (“Proposal 1”);

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal 2023 (“Proposal 2”);

3.	Consideration of an advisory vote to approve compensation of named executive officers (“NEOs”) (“Proposal 3”);

4.	To adopt a resolution that each provision or amendment of the Amended and Restated Bylaws of the Company, effective as of March 20, 2019 (the “Bylaws”) approved by the Board of Directors of the Company (the “Board”) (and not by the Company’s shareholders) subsequent to March 20, 2019 and prior to the approval of this resolution be, and hereby is, repealed, effective as of the time this resolution is approved by the Company’s shareholders (“Proposal 4”); and

5.	[Shareholder proposal[s], if properly presented at the meeting, requesting [●], [●], [●], (“Proposals [●] through [●]”).]

Except as set forth in this Proxy Statement, the Trian Group is not aware of any other matter to be considered at the 2023 Annual Meeting. However, if the Trian Group learns of any other proposals made at a reasonable time before the 2023 Annual Meeting, the Trian Group will either supplement this Proxy Statement and provide shareholders with an opportunity to vote by proxy directly on such matters or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter, the persons named as proxies on the BLUE universal proxy card solicited by the Trian Group will vote such proxies in their discretion with respect to such matters.

Disney has not yet disclosed the record date for determining shareholders entitled to notice of and to vote at the 2023 Annual Meeting (the “Record Date”) nor has Disney disclosed the number of outstanding shares of capital stock of the Company entitled to vote at the 2023 Annual Meeting as of the Record Date. Once the Company publicly discloses such Record Date and the number of shares of capital stock of the Company outstanding as of the Record Date, the Trian Group intends to supplement this Proxy Statement with such information and file revised definitive materials with the SEC. Shareholders of record at the close of business on the Record Date will be entitled to vote at the 2023 Annual Meeting. According to the Company’s Annual Report on Form 10-K, filed on November 29, 2022 (the “Company’s Form 10-K”), as of November 16, 2022, there were 1,823,591,988 shares of common stock, par value $0.01 (the “Shares”) outstanding. Each Share has one vote.

As of the date of this Proxy Statement, the Trian Beneficial Owners beneficially own an aggregate of 9,416,684 Shares, representing approximately 0.516% of the Company’s outstanding Shares (based on information disclosed in the Company’s Form 10-K regarding the number of outstanding Shares).

The Trian Group is seeking your proxy to vote “FOR” the election of Nelson Peltz (or the Alternate Trian Nominee (as defined below), as applicable), to “WITHHOLD” on [ ] (the “Opposed Company Nominee”) and to vote “FOR” Proposal 4. The Trian Beneficial Owners intend to vote the Shares beneficially held by them “FOR” the election of the Trian Nominee (or the Alternate Trian Nominee, as applicable) and to vote “FOR” Proposal 4. The Trian Group makes no recommendation with respect to Proposals 2 and 3 and it will exercise its discretion to cause your proxy to abstain from voting on Proposals 2, 3 and shareholder Proposals [●] through [●] to the extent you have not indicated your vote on such Proposals. Otherwise, the Trian Group will vote in accordance with your instructions provided on the BLUE universal proxy card that is signed and returned, subject to the conditions discussed below.

The Trian Group and the Company will each be using a universal proxy card for voting on the election of directors at the 2023 Annual Meeting, which will include the names of all nominees for election to the Board. Shareholders will have the ability to vote for up to eleven nominees on the Trian Group’s enclosed BLUE universal proxy card. There is no need to use the Company’s white proxy card or voting instruction form, regardless of how you wish to vote.

Shareholders are permitted to vote for any combination of (up to eleven total) of Nelson Peltz and the Company’s nominees on the BLUE universal proxy card. However, if shareholders choose to vote for any of the Company’s nominees, we recommend that shareholders “WITHHOLD” on the Opposed Company Nominee. The Company’s other ten nominees are referred to hereafter as the “Acceptable Company Nominees.” We believe the best opportunity for Nelson Peltz to be elected is by voting “FOR” Nelson Peltz, and to “WITHHOLD” on the Opposed Company Nominee, on the BLUE universal proxy card.

YOU MAY VOTE “FOR” UP TO ELEVEN NOMINEES IN TOTAL. IF YOU VOTE ON AT LEAST ONE NOMINEE BUT FEWER THAN ELEVEN NOMINEES IN PROPOSAL 1, YOUR SHARES WILL ONLY BE VOTED “FOR” THOSE NOMINEES YOU HAVE SO MARKED. IF YOU VOTE “FOR” MORE THAN ELEVEN NOMINEES, YOUR SHARES WILL BE VOTED “FOR” NELSON PELTZ (OR THE ALTERNATE TRIAN NOMINEE, AS APPLICABLE) AND THE TEN ACCEPTABLE COMPANY NOMINEES AND NOT FOR THE OPPOSED COMPANY NOMINEE.

The Alternate Trian Nominee

As described in the “Background” section of this Proxy Statement, Matthew Peltz, a Partner and Co-Head of Research of Trian (“Matthew Peltz,” or the “Alternate Trian Nominee,” and together with the Trian Nominee, the “Trian Nominees”), was nominated to the Board in the Nominating Funds’ nomination notice, dated December 1, 2022 (the “Nomination Notice”), as nominee of Trian (insofar as serving as a potential alternate nominee to Nelson Peltz). In the event that Nelson Peltz is unable (due to death, disability or otherwise) or hereafter becomes unwilling for any reason to serve as a director, the proxies named on the enclosed BLUE universal proxy card will be voted “FOR” Matthew Peltz in place of Nelson Peltz.

In addition to the foregoing, the Nominating Funds have reserved the right in the Nomination Notice (as defined below) to further nominate, substitute or add additional persons in the event that any of the events described in the previous sentence occurs with respect to the Alternate Trian Nominee or the Company purports to increase the number of directorships after the date hereof and prior to the 2023 Annual Meeting. In the case of any of the foregoing, the Nominating Funds will give prompt written notice to the Company if they choose to nominate any such additional or substitute nominee and the Trian Group will file and deliver supplemental proxy materials, including a revised proxy card, disclosing the information relating to such additional persons that is required to be disclosed in solicitations for proxies for the election of directors pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). There can be no assurance that the Company will not assert that any additional or substitute nominations made pursuant to such a reservation must separately comply with any advance notification requirements provided in the Bylaws. Notwithstanding the foregoing, the Nominating Funds reserve the right to withdraw the nomination of the Trian Nominee or the Alternate Trian Nominee or any additional or substitute nominee at any time, if applicable. In any such case, the Nominating Funds will give prompt notice to the Company of any such withdrawal and the Trian Group will file and disclose to shareholders the relevant information. The Trian Group has no reason to believe that Nelson Peltz will be unable or unwilling to serve as director.

The Trian Group Urges Shareholders to “WITHHOLD” on the Opposed Company Nominee

Due in part, to the nature of the SEC’s newly-adopted universal proxy rules and the manner in which votes will be tabulated, to help ensure the election of Nelson Peltz, we recommend that shareholders vote “FOR” Nelson Peltz and “WITHHOLD” on the Opposed Company Nominee.

WE BELIEVE NELSON PELTZ’S SIGNIFICANT EXPERTISE AND LONG TRACK RECORD OF WORKING SUCCESSFULLY WITH MANAGEMENT TEAMS AND BOARDS TO TURN AROUND AND IMPROVE COMPANY PERFORMANCE AND DRIVE SUSTAINABLE LONG-TERM SHAREHOLDER VALUE WILL BE INVALUABLE TO DISNEY AS IT WORKS TO OVERCOME ITS CHALLENGES. ACCORDINGLY, THE TRIAN GROUP URGES YOU TO VOTE YOUR BLUE UNIVERSAL PROXY CARD “FOR” THE TRIAN NOMINEE (OR THE ALTERNATE TRIAN NOMINEE, AS APPLICABLE), TO “WITHHOLD” ON THE OPPOSED COMPANY NOMINEE AND TO VOTE “FOR” PROPOSAL 4.

Other Disclosures and Voting Information

The Participants represent that (i) they intend to, or are part of a group which intends to, deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the Trian Nominee (or the Alternate Trian Nominee, as applicable) at the 2023 Annual Meeting and carry Proposal 4, and (ii) they intend to, or are part of a group which intends to, solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of the Trian Nominees (or the Alternate Trian Nominee, as applicable).

You may vote in person by attending the 2023 Annual Meeting. Written ballots will be distributed to shareholders who wish to vote in person at the 2023 Annual Meeting. If you hold your Shares through a bank, broker or other custodian, you must obtain a legal proxy from such bank, broker or other custodian in order to vote in person at the meeting. In addition, as explained in the detailed instructions on your BLUE universal proxy card, there are three other ways you may vote:

1.	Vote via the Internet by following the voting instructions on the BLUE universal proxy card or the voting instructions provided by your broker, bank or other holder of record. Internet voting procedures are designed to authenticate your identity, allow you to vote your Shares and confirm that your instructions have been properly recorded. Your Internet vote authorizes the named proxies to vote your Shares in the same manner as if you had signed and returned a proxy card. If you submit your vote by Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies;

2.	Vote by telephone by following the voting instructions on the BLUE universal proxy card or the instructions provided by your broker, bank or other holder of record. Your telephone vote authorizes the named proxies to vote your Shares in the same manner as if you had signed and returned a proxy card; or

3.	Sign, date and return the enclosed BLUE universal proxy card in the enclosed postage-paid envelope. We recommend that you vote on the BLUE universal proxy card even if you plan to attend the 2023 Annual Meeting.

IF YOU HAVE ALREADY VOTED USING THE COMPANY’S WHITE PROXY CARD, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED WHITE PROXY BY SIGNING AND RETURNING A LATER-DATED BLUE UNIVERSAL PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE TRIAN GROUP OR TO THE SECRETARY OF THE COMPANY, OR BY INSTRUCTING US BY TELEPHONE OR VIA THE INTERNET AS TO HOW YOU WOULD LIKE YOUR SHARES VOTED (INSTRUCTIONS ARE ON YOUR BLUE UNIVERSAL PROXY CARD). ONLY THE LATEST VALIDLY EXECUTED PROXY THAT YOU SUBMIT WILL BE COUNTED.

HOLDERS OF SHARES AS OF THE RECORD DATE ARE URGED TO SUBMIT A BLUE UNIVERSAL PROXY CARD EVEN IF YOUR SHARES WERE SOLD AFTER THE RECORD DATE.

IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY THAT INSTITUTION CAN VOTE THOSE SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO SIGN AND RETURN ON YOUR BEHALF THE BLUE UNIVERSAL PROXY CARD AS SOON AS POSSIBLE.

Trian Management has retained Okapi Partners LLC to assist in communicating with shareholders in connection with the proxy solicitation and to assist in efforts to obtain proxies. If you have any questions concerning this Proxy Statement, would like to request additional copies of this Proxy Statement or need help voting your Shares, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Shareholders Call Toll-Free: +1 (877) 629-6357

Banks and Brokers Call Collect: +1 (212) 297-0720

Email: info@okapipartners.com

REASONS TO VOTE FOR THE TRIAN GROUP’S NOMINEE

As of the date of this Proxy Statement, the Trian Beneficial Owners beneficially own an aggregate of 9,416,684 Shares, driving our singular focus on improving shareholder returns.

Disney is one of the most advantaged consumer entertainment companies in the world, with unrivaled global scale, irreplaceable brands, and opportunities to monetize its intellectual property (“IP”) better than its peers by leveraging the Disney “flywheel” (e.g., networks, theme parks, consumer products, etc.). As such, Disney should be well positioned to navigate the ongoing transition from legacy content distribution channels to streaming.

However, despite Disney’s significant advantages, recent share price and operating performance have been disappointing. Disney shares are currently trading near an 8-year low despite the Company’s recent decision to re-hire Bob Iger as CEO[1]. The Company’s total shareholder return (“TSR”) has materially underperformed the S&P 500 over 1-year, 3-year, 5-year and 10-year periods by 24%, 60%, 66%, and 116%, respectively.[2] Operating performance has deteriorated, including a 50% decline in adjusted Earnings Per Share (“EPS”) since FY 2018 despite Parks profitability surpassing historical levels.[3]

The Trian Group believes that Disney’s recent performance reflects the hard truth that it is a company in crisis with many challenges weighing on investor sentiment. While we acknowledge that Disney, like many media companies, is undergoing a challenging pivot to streaming, Disney also benefits from owning best-in-class IP, a more diversified business mix, and a Parks business that is enjoying all-time high profitability. As such, we believe that the Company’s current problems are primarily self-inflicted and need to be addressed immediately, including:

POOR Corporate Governance

•	Failed succession planning
•	“Over-the-top” compensation practices
•	Minimal shareholder engagement, including an apparent unwillingness to fully engage constructively with the Trian Group

POOR Strategy & Operations

•	Flawed Direct-to-Consumer (“DTC”) strategy struggling with profitability, despite reaching similar revenues as Netflix and having a significant IP advantage
•	Lack of overall cost discipline
•	Overearning in the Parks business to subsidize streaming losses

POOR Capital Allocation

•	Since 2018, Disney’s EPS has been cut in half despite $162bn spent on mergers and acquisitions (“M&A”), capital expenditures (“Capex”) and content – approximately equal to Disney’s entire current market capitalization[4]
•	Management, in the Trian Group’s view, has shown poor judgment on recent M&A efforts including overpaying for the 21st Century Fox assets and bidding aggressively for Sky plc

•	Increased financial leverage and deteriorating cash flow resulting in the elimination of the dividend that had been paid for 50+ years, even as COVID receded and Parks profitability surpassed historical levels

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[1] Source: FactSet as of 1/6/23.

[2] Source: FactSet as of 1/10/23. References to the S&P 500 throughout this Proxy Statement refer to the S&P 500 Total Return Index, which includes the price changes of all underlying stocks and all dividends reinvested.

[3] Source: SEC filings.

[4] Source: Market capitalization as of 1/10/23 from FactSet. $162bn represents cumulative M&A (net of divestitures), Capex and content spend from FY 2019 - FY 2022.

The Trian Group Believes Nelson Peltz Can Help Disney Address Its Challenges

The Trian Group believes that it can help Disney restore the magic and reclaim its position as a best-in-class company that delivers highly attractive returns for shareholders. Mr. Peltz and the Trian Group have significant expertise and successful track records of working with management teams and boards to turn around companies with strong underlying fundamentals that have drifted off course. Mr. Peltz, as a director with meaningful ownership of Disney’s stock, will also bring an ownership mentality to the boardroom and will seek to increase transparency and accountability.

At companies in which the Trian Group has invested where Mr. Peltz has served on the board of directors, company TSR growth during Mr. Peltz’s board tenure has, on average, outpaced the S&P 500 by +~900 basis points annually[5].

Upon attaining Board representation, the Trian Group will look to work collaboratively with Disney’s leadership to:

FIX Corporate Governance

•	Develop an effective succession plan
•	Align compensation with performance

FIX Strategy & Operations

•	Improve DTC operating margins
•	Eliminate redundant and/or excessive costs
•	Refocus the creative engine to drive profitable growth

FIX Capital Allocation

•	Enhance accountability on capital allocation
•	Reinstate the dividend by FY 2025

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[5] Source: FactSet as of 12/31/22. Note: Companies where Nelson Peltz has served on the board of directors and in which the Trian Group has invested consist of The Wendy’s Company, H.J. Heinz Company, Sysco Corporation, Legg Mason Inc. on two separate occasions (and treated as two separate investments for purposes of the analysis), Mondelēz International, Inc., The Procter & Gamble Company, Ingersoll-Rand Inc., Invesco Ltd., Janus Henderson plc, and Unilever plc. Such investments do not represent all of the investments purchased or sold for the Trian Group’s clients and it should not be assumed that any or all of these investments were or will be profitable. We highlight the S&P 500 Index here only as a widely recognized index, however, for various reasons the performance of the index and that of the Trian Group’s Investments may not be comparable. One cannot invest directly in an index. While the Trian Group believes that the TSR at the Trian Group’s investments where Nelson Peltz served on the board of directors was attributable in part to the cumulative effects of the implementation of operational and strategic initiatives during the period of the Trian Group’s active involvement, there is no objective method to confirm what portion of such returns were attributable to the Trian Group’s efforts and what portion may have been attributable to other factors. This Proxy Statement does not provide the performance of the Trian Group’s funds or the performance of individual fund investments. In order to perform this analysis, the Trian Group (1) calculated the annualized TSR (consisting of the change in stock price plus the effect of dividends received) at each of the companies listed above during Nelson Peltz’s board tenure at each company (with Legg Mason Inc. treated as two separate investments for purposes of this analysis), (2) compared each company’s TSR figure with the annualized TSR of the S&P 500 Index during the same time period, and (3) calculated the simple average of annualized TSR over- or under-performance versus the S&P 500 Index at each company (or each investment, in the case of Legg Mason Inc.). Based on the foregoing methodology, the Trian Group calculated that companies in which the Trian Group has invested where Mr. Peltz has served on the board of directors have, on average, generated annualized TSR growth during Mr. Peltz’s board tenure exceeding that of the S&P 500 Index by +872 bps as of 12/31/22. This analysis includes Unilever plc, where Mr. Peltz has served as a director for less than one year.

What the Trian Group is Pushing FOR and is NOT Pushing For

The Trian Group’s objective is to create sustainable, long-term value at Disney by working WITH Bob Iger and the Board. We recognize that Disney is undergoing a period of significant change and we are NOT trying to create additional instability.

THE TRIAN GROUP IS:

NOT looking to replace Bob Iger	FOR ensuring a successful CEO succession within 2 years
NOT advocating for a break-up of Disney	FOR reinvigorating the Disney “flywheel”
NOT advocating to increase financial leverage	FOR orderly deleveraging
NOT seeking to cut costs that impact product quality or customer experience	FOR driving efficiencies and additional profits
NOT advocating for aggressive price increases at the expense of customer experience	FOR ensuring customers get real value across all business lines
NOT advocating for a permanent dividend cut	FOR reinstating the dividend by FY 2025

The Trian Group’s preference was to avoid a proxy contest. To that end, the Trian Group has tried to effect a resolution through constructive dialogues with members of the Board and management team over the past several months. The Trian Group is disappointed that, to date, the Company has rejected the Trian Group’s request to expand the Board by one director who can provide fresh perspectives and represent shareholders’ interests – an action we strongly believe would lead to positive change with no discernible downside.

We urge shareholders to support us in this effort by voting a BLUE universal proxy card for the Trian Nominee.

BACKGROUND TO THE SOLICITATION

On July 11, 2022, Nelson Peltz and Robert Chapek, the Company’s then-Chief Executive Officer and member of the Board (“Mr. Chapek”), together with their respective wives, had lunch at Disney’s Hotel New York (Disneyland Paris) and discussed various matters, including Mr. Peltz’s long-time interest in Disney, his history of working successfully and collegially with management teams and boards to turn around and improve company performance and his interest in potentially joining the Board to provide fresh perspectives and a shareholder’s perspective into the boardroom.

In mid-July 2022, Nelson Peltz had conversations with Board members Safra Catz (“Ms. Catz”) and Amy Chang about various matters, including his interest in potentially joining the Board to help turn around the Company and drive long-term shareholder value.

On or about November 9, 2022, Nelson Peltz called Mr. Chapek to initiate a formal dialogue between the Company and the Trian Group. Messrs. Peltz and Chapek agreed to arrange a meeting on a mutually convenient date.

On November 12, 2022, representatives of the Trian Group, including Nelson Peltz and Matthew Peltz, met with Mr. Chapek to discuss a variety of topics, including: the Trian Group’s background and investment philosophy, the reasons for the Trian Group’s investment in the Company, and concerns over the Company’s performance, its strategic and operating decisions (including the acquisition of the 21st Century Fox business and Disney theme park operations) and executive compensation. The Trian Group’s representatives communicated to Mr. Chapek their belief that the Company should pursue opportunities to increase accountability and realize additional earnings growth from cost savings initiatives.

On or about November 15, 2022, Mr. Chapek informed Mr. Peltz that they should not speak further about Disney and that Mr. Peltz should instead speak to Christine McCarthy, Senior Executive Vice President and Chief Financial Officer of the Company (“Ms. McCarthy”).

On November 17, 2022, Ms. McCarthy and Nelson Peltz spoke by telephone seeking to schedule a meeting. Ms. McCarthy only offered an in-person meeting in Los Angeles for after Thanksgiving with Mr. Peltz, Ms. McCarthy and Horacio Gutierrez, Senior Executive Vice President and General Counsel of the Company (“Mr. Gutierrez”). In light of the Company’s upcoming deadline of December 9, 2022 to submit an advance notice of nomination for directors at the 2023 Annual Meeting, Mr. Peltz offered a number of alternatives for an in person meeting with Ms. McCarthy at an earlier date. Ms. McCarthy rejected these alternatives. Eventually, a virtual meeting was arranged between the Trian Group, Robert Iger, the Company’s recently-appointed Chief Executive Officer and member of the Board (“Mr. Iger”), Ms. McCarthy and Mr. Gutierrez.

On November 23, 2022, Nelson Peltz, Matthew Peltz and Brian Schorr, Chief Legal Officer and a Partner of Trian Management (“Mr. Schorr”), held a virtual meeting (the “November 23, 2022 Virtual Meeting”) with Mr. Iger, Ms. McCarthy, and Mr. Gutierrez to discuss a number of issues, including those referenced in this Proxy Statement. The Trian Group representatives emphasized that the Trian Group did not want to engage in a lengthy and costly proxy fight and that the Trian Group supported Mr. Iger’s return to the Board and his reappointment as Chief Executive Officer. The Disney representatives raised the idea of a mutually agreed upon independent director not affiliated with the Trian Group being added to the Board. The Trian Group conveyed to Mr. Iger and the other Disney representatives that the Trian Group’s interest in direct Board representation by a Trian partner was intended to foster an ownership mentality in the boardroom and to stimulate additional discussion among Disney directors regarding the challenges faced by the Company. During this meeting, which lasted approximately 30 minutes, Nelson Peltz shared his views on how his joining the Board would best position him to help the Company to: (i) augment total shareholder return, (ii) improve operational performance, (iii) enhance capital allocation and (iv) create and execute a thoughtful, strategic and actionable CEO succession plan. The Trian Group also discussed Mr. Peltz’s successful track record at The H. J. Heinz Company, The Procter & Gamble Company (“P&G”) and other branded consumer companies, noting that Mr. Peltz developed an excellent working relationship with P&G’s former CEO and Chairman David Taylor, even after Mr. Taylor and P&G’s board of directors resisted Mr. Peltz’s appointment and election. At the conclusion of the November 23, 2022 Virtual Meeting, the Trian Group representatives informed Mr. Iger and the other Disney representatives that while the Trian Group wished to continue a constructive dialogue with the Company, the Nominating Funds might submit an advance notice of nomination to preserve their options in light of the Company’s upcoming nomination deadline.

On November 23, 2022, Mr. Gutierrez sent Mr. Schorr an email indicating that the Company was having a Board meeting on November 30, 2022 where the Board would discuss adding Nelson Peltz to the Board. Mr. Gutierrez also noted that it might be smart for the Trian Group to wait to submit their advance notice letter until after that Board meeting.

On November 30, 2022, Mr. Gutierrez informed Mr. Schorr by telephone that the Board had met and that the Company would not be inviting Nelson Peltz to join the Board. Mr. Gutierrez did not offer Mr. Peltz or the Trian Group an invitation to meet with the Board or a subset of the Board (such as the Governance and Nominating Committee) to present their views on the Company.

By letter dated December 1, 2022, the Nominating Funds delivered the Nomination Notice to the Company, informing it of their intention to nominate Nelson Peltz (and if applicable, the Alternate Trian Nominee) for election to the Board and to propose the repeal of each provision or amendment of the Bylaws that has been adopted by the Board subsequent to March 20, 2019, in each case, at the 2023 Annual Meeting.

On December 20, 2022, Mr. Iger informed Nelson Peltz that he could not speak to Mr. Peltz without first talking to Mr. Gutierrez. Mr. Peltz asked Mr. Iger to check and see if there was a way for the two of them to be able to communicate in order to see if there was a productive way to move things forward. Mr. Peltz also informed Mr. Iger that if he (Mr. Peltz) was not invited to join the Board, then it would be up to shareholders to determine the make-up of the Board. As part of the shareholder voting process, the Trian Group would present its white paper setting forth its strategic and operating initiatives and making the Trian’s Group’s case for change based on the facts.

On December 20, 2022, Mr. Gutierrez called Mr. Schorr to inform him that Mr. Iger had been advised not to speak with Nelson Peltz. Mr. Schorr informed Mr. Gutierrez that he was surprised that the Company had not offered the Trian Group the opportunity to meet with the Board or a subset of the Board. Mr. Gutierrez indicated that he and the other Disney representatives had been confused that the Trian Group had wanted to meet with the Board. Mr. Gutierrez indicated, however, that he was working on scheduling a virtual Board meeting in January 2023 and that he would look into seeing whether Nelson Peltz and Matthew Peltz could present at such meeting.

On December 20, 2022, following the call between Mr. Gutierrez and Mr. Schorr, Mr. Iger called Nelson Peltz by telephone and confirmed that a virtual Board meeting for early January was being scheduled, but was unlikely to occur before January 6, 2023 due to Mr. Iger’s plans to sail his yacht off the coast of New Zealand.

Subsequent to December 20, 2022, representatives of the Trian Group and Disney worked out logistics for the Trian Group’s representatives to attend a January 10, 2023 virtual Board meeting (the “January 10, 2023 Virtual Meeting”).

On December 22, 2022, Nelson Peltz contacted Ms. Catz who informed him that she was not permitted to speak to Mr. Peltz.

On December 28, 2022, a Disney representative notified the Trian Group that the January 10, 2023 Virtual Meeting would be limited to 30 minutes (after a request by the Trian Group, the Company agreed to provide the Trian Group an additional fifteen minutes) and prior to such meeting, the Trian Group would have fifteen minutes to speak with Mr. Iger, Ms. McCarthy and Mr. Gutierrez. Representatives of the Trian Group expressed their disappointment with these time limitations, given they were in the process of preparing a detailed presentation for this meeting, and believed that these time limitations would hinder their ability to ensure a productive meeting.

On January 8, 2023, Mr. Schorr sent Mr. Gutierrez an email, in advance of the January 10, 2023 Virtual Meeting, requesting that pre-read materials be distributed as promptly as practicable to the members of the Board so that the directors would have time to read and reflect on the materials and formulate questions. The pre-read materials consisted of (i) a letter to the Board (the “January 8, 2023 Board Letter”) which explained why the Trian Group has a nearly $1 billion investment in Disney and how, with a partner of the Trian Group in the boardroom, the Trian Group has helped management teams create sustainable long-term shareholder value and why the Trian Group believes that it can help do the same at Disney with Nelson Peltz as a Disney director, (ii) the discussion materials the Trian Group would be using at the January 10, 2023 Virtual Meeting and (iii) third party commentary (from investors, analysts, proxy advisory firms, commentators and reporters from national media outlets and CEOs and directors that have worked with Nelson Peltz) from the Trian Group’s proxy contest with The Procter & Gamble Company. The January 8, 2023 Board Letter also noted how disappointed the Trian Group was not to have had a robust interaction or discussion with the Disney Board and pointed out how in its most recent engagement before Disney, there were several in-person meetings with the Chairman and CEO and how every member of the nominating committee and nearly all members of the company’s board spent time with representatives of the Trian Group in-person or over video conference in small groups, in order to better get to know the Trian Management team.

Immediately prior to the January 10, 2023 Virtual Meeting, Nelson Peltz, Matt Peltz and Ryan Bunch, a Senior Analyst and Partner at Trian Management (“Mr. Bunch”), met informally with Messrs. Iger and Gutierrez and Ms. McCarthy for approximately 10-15 minutes at the Company’s executive offices in Burbank California, during which time there was no substantive engagement.

Immediately thereafter, the January 10, 2023 Virtual Meeting took place with Nelson Peltz, Matt Peltz and Mr. Bunch, attending in person at the Company’s executive offices in Burbank, CA, with the Board (other than Mr. Iger) attending virtually. In addition, certain members of the Executive Leadership Team, (none of whom had sales, marketing or operating business profit and loss responsibility), including Mr. Gutierrez and Ms. McCarthy, also attended in person. The Trian Group’s representatives explained that they viewed Disney as one of the most advantaged consumer entertainment companies in the world, with unrivaled global scale, irreplaceable brands and a myriad of opportunities to monetize its intellectual property better than its peers. However, despite Disney’s significant advantages, recent share price and operating performance have been disappointing, with Disney’s stock trading near an eight-year low, the Company’s total shareholder return materially under-performing the S&P 500 Index over 1-year, 3-year, 5-year and 10-year-periods, earnings per share declining by 50% since fiscal year 2018, the common stock dividend being eliminated for the first time in over 50 years and free cash flow declining nearly 90% since fiscal year 2018 despite record Parks performance, an aggressive pivot to streaming and the acquisition of the 21st Century Fox business. The Trian Group’s representatives went on to explain to the Board what they believed to be the root causes of Disney’s underperformance (i.e., poor corporate governance, strategy and operations and capital allocation) and why they believed the Company needed to proceed with urgency to develop the correct strategies and operational formulas to effect a necessary turnaround. The Trian Group’s representatives also discussed why they believed that by expanding the Board to add Nelson Peltz as a director, an ownership mentality and an operating perspective would be brought into the boardroom and he would be able to work with management and the Board, with full transparency and information, to help Disney “restore the magic” and address its challenges. In addition, Messrs. Nelson Peltz, Matthew Peltz and Ryan Bunch provided the Board with an overview of the Trian Group’s long-term investing strategy, its significant experience and success working collegially with other directors and management teams of Trian portfolio companies facing significant challenges (including P&G), and described how the Trian Group planned to work collaboratively with Disney’s leadership to help create sustainable, long-term value at Disney by focusing on how to fix corporate governance, strategy and operations and capital allocation. The Trian Group’s representatives emphasized that they were not looking to replace Mr. Iger or break up the Company, but did want to ensure a successful a CEO transition within 2 years and would look to help restore the dividend by fiscal 2025. Following the Trian Group’s presentation, which lasted approximately 45 minutes, during which only one question was asked (by Mr. Iger), the Trian Group’s representatives requested that the Board let the Trian Group know whether the Company would add Nelson Peltz to the Board. In light of the fact that: informal discussions about Board representation started in July 2022; formal discussions had taken place beginning in November 2022; the Nomination Notice was delivered in early December 2022, a request to meet with the Board was made on December 20, 2022; and it was now mid-January 2023 with an annual meeting of shareholders likely to occur in the next several months, the Trian Group’s representatives noted that if the Board decided not to add Mr. Peltz as a director or did not advise the Trian Group of its decision by January 11, then it would be up to shareholders, as the owners of the Company, to determine the composition of the Board.

On January 11, 2023, Susan Arnold, the Company’s Chairman of the Board, called Nelson Peltz and, in lieu of offering Mr. Peltz a seat on the Board, offered to have the Company enter into an information sharing and observer/advisory arrangement, which would allow Trian Management to have limited access to certain confidential information about the Company and to engage with members of the Company’s management team and Board. Ms. Arnold informed Mr. Peltz that entry into the observer/advisory arrangement would be conditioned on the Trian Group entering into a standstill agreement (which Trian Management expected would contain restrictions impacting its ability to acquire additional Disney shares, vote its existing Disney shares, or otherwise exercise its rights as a Disney shareholder). In response, Mr. Peltz again requested representation on the Board and asked Ms. Arnold to consult with the Board. Ms. Arnold called back a short time later and advised Mr. Peltz that the Board had not changed its decision and was unwilling to add Mr. Peltz as a director.

Therefore, given the foregoing and the Trian Group’s continued concern regarding the lack of substantive discussion and engagement with the Board, including the Board’s failure (other than Mr. Iger) to ask any questions of the Trian Group’s representatives during the Board’s only virtual meeting with the Trian Group, or with senior executives of the Company with operational responsibility, the Trian Group issued a press release and launched a social media campaign and website (www.RestoretheMagic.com) on January 11, 2023 and filed its preliminary proxy statement with respect to the 2023 Annual Meeting on January 12, 2023 to provide Company shareholders with information as to why the Trian Group believes that adding Nelson Peltz to the Board would help the Company turn around its performance and create long-term shareholder value.

PROPOSAL 1: ELECTION OF DIRECTORS

Based on the Company’s Proxy Statement, along with other public filings and material contained on the Company’s website, eleven directors are to be elected to the Board at the 2023 Annual Meeting. The Trian Group recommends that shareholders elect Nelson Peltz as a director of the Company at the 2023 Annual Meeting. We therefore urge shareholders to vote “FOR” Nelson Peltz and to “WITHHOLD” on the Opposed Company Nominee.

Nelson Peltz has consented to being named in a Proxy Statement relating to the 2023 Annual Meeting as a nominee and to serving as a director of the Company if elected. If elected, the initial term of Nelson Peltz will be until the next annual meeting of shareholders and until his successor shall have been duly elected and qualified in accordance with the Bylaws. We have no knowledge of any facts that would prevent a final determination by the Board that Nelson Peltz is independent in accordance with the corporate governance standards of the Company, the pertinent listing standards of the New York Stock Exchange and under paragraph (a)(1) of Item 407 of Regulation S-K. Nelson Peltz satisfies all qualifications required by the Delaware General Corporation Law (the “DGCL”) to be a director of the Company.

The Trian Group believes that Nelson Peltz’s significant expertise and long track record of working successfully with management teams and boards to turn around and improve company performance and drive sustainable long-term shareholder value will be invaluable to Disney as it works to overcome its challenges. Furthermore, because we believe that many of these challenges relate to the Company’s corporate governance practices and lack of accountability, we believe that the addition of a motivated independent director with a significant ownership stake would help to bring an ownership mentality to the boardroom and increase transparency and accountability. As a member of the Board, Nelson Peltz would seek to help the Company improve performance by enhancing corporate governance practices, fixing operations and strategy and improving capital allocation, and the Trian Group believes that Nelson Peltz can contribute far more value operating from within the Company’s boardroom than by merely making recommendations to the Company from the outside.

The Trian Beneficial Owners intend to vote all of their Shares “FOR” Nelson Peltz (or the Alternate Trian Nominee, as applicable) and to “WITHHOLD” on the Opposed Company Nominee. If Nelson Peltz is elected he will only represent one out of eleven members of the Board, and therefore there can be no assurance that Nelson Peltz individually can implement the actions that he believes are necessary to enhance shareholder value.

Biographical Information

Set forth below is background information about Nelson Peltz, including his name, age, principal occupation and employment and public company directorships held during the past five years, as well as a description of the qualifications, attributes and skills that especially qualify Nelson Peltz to serve as a director of the Company. Please see the section of this Proxy Statement titled “Information About the Participants” for additional information about Mr. Peltz, including information about his beneficial ownership of Shares.

Name and Business Address	Age	Principal Occupation and Directorships During Past Five Years
Nelson Peltz 223 Sunset Avenue Palm Beach, Florida 33480	80

Nelson Peltz has served as the Chief Executive Officer and a Founding Partner of Trian Management, an investment management firm, since its formation in 2005. Trian Management is a highly engaged shareowner that combines concentrated public equity ownership with operational expertise. Trian Management seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards of those companies to execute operational and strategic initiatives designed to drive sustainable earnings growth for the benefit of all stakeholders.

Mr. Peltz has served as director of The Wendy’s Company (“Wendy’s”) since April 1993 and as its non-executive Chairman since June 2007. Mr. Peltz has also served as a director of Madison Square Garden Sports Corp. (formerly The Madison Square Garden Company) since September 2015 and Unilever plc since May 2022. Mr. Peltz previously served as a director of Janus Henderson Group plc from February 2022 to November 2022, Invesco Ltd. from October 2020 to February 2022, The Procter & Gamble Company from March 2018 to October 2021, Sysco Corporation from August 2015 to August 2021, Legg Mason, Inc. from October 2009 to December 2014 and May 2019 to July 2020, Mondelēz International, Inc. from January 2014 to March 2018, MSG Networks Inc. from December 2014 to September 2015, Ingersoll-Rand plc from August 2012 to June 2014, and H. J. Heinz Company from September 2006 to June 2013.

In addition to founding Trian Management, Mr. Peltz has served in senior management positions at various companies. From 1993 to 2007, he served as the Chairman and Chief Executive Officer of Triarc Companies, Inc. (now known as Wendy’s) (“Triarc”), which, during that period, owned Arby’s Restaurant Group, Inc. and acquired Snapple Beverage Group, as well as other consumer and industrial businesses. Mr. Peltz was also Chairman & Chief Executive Officer of Triangle Industries, Inc., a Fortune 100 industrial company and the parent of American National Can Company, from 1983 until December 1988, when it was acquired by Pechiney, S.A.

Mr. Peltz has more than 40 years of business and investment experience, has served as the chairman and chief executive officer of public companies for over 20 years and has extensive public company board experience. Throughout his professional career, he has developed expertise working with management teams and boards, as well as in acquiring, investing in and building companies and implementing operational improvements at the companies with which he is involved.

None of the organizations or corporations referenced above is a parent, subsidiary or other affiliate of the Company. Nelson Peltz has consented to being named as a nominee in this Proxy Statement and to serving as a director of the Company if elected. However, in the event that Nelson Peltz is unable (due to death, disability, or otherwise) or hereafter becomes unwilling for any reason to serve as a director, the proxies named on the enclosed BLUE universal proxy card will be voted for the Alternate Trian Nominee in place of Nelson Peltz.

As described in the “Background” section of this Proxy Statement, Matthew Peltz was nominated to the Board in the Nomination Notice as a nominee of the Nominating Funds (insofar as serving as a potential alternate nominee to Nelson Peltz). In addition to the foregoing, the Nominating Funds have reserved the right in the Nomination Notice to further nominate, substitute or add additional persons in the event that any of the events described in the previous sentence occurs with respect to the Alternate Trian Nominee or the Company purports to increase the number of directorships after the date hereof and prior to the 2023 Annual Meeting. The Trian Group has no reason to believe that Nelson Peltz will be unable or unwilling to serve as a director.

In the case of any of the foregoing, the Nominating Funds will give prompt written notice to the Company if they choose to nominate any such additional or substitute nominee and the Trian Group will file and deliver supplemental proxy materials, including a revised proxy card, disclosing the information relating to such additional persons that is required to be disclosed in solicitations for proxies for the election of directors pursuant to Section 14 of the Exchange Act. There can be no assurance that the Company will not assert that any additional or substitute nominations made pursuant to such a reservation must separately comply with any advance notification requirements provided in the Bylaws. Notwithstanding the foregoing, the Nominating Funds reserve the right to withdraw the nomination of the Trian Nominee or the Alternate Trian Nominee or any additional or substitute nominee at any time, if applicable. In any such case, the Nominating Funds will give prompt notice to the Company of any such withdrawal and the Trian Group will disclose to shareholders the relevant information.

Given Nelson Peltz’s status as the Chief Executive Officer and Founding Partner of Trian Management, Trian Management notes its intention, in the case of Nelson Peltz’s election, to enter into a customary non-disclosure agreement with the Company to allow Nelson Peltz to share information he receives from the Company with Trian Management and acknowledging its agreement to maintain, and to cause its personnel and advisors to maintain, the confidentiality of any information provided to Nelson Peltz in connection with his service as a director of the Company.

If elected, Nelson Peltz would only be one out of eleven members of the Board. You should refer to the Company’s definitive Proxy Statement (the “Company’s Proxy Statement”) and form of proxy distributed by the Company for the background, qualifications and other information concerning the Company’s director nominees. There is no assurance that any of the Company’s nominees will serve as directors if the Trian Group’s nominee is elected to the Board. In the event that Nelson Peltz (or the Alternate Trian Nominee, as applicable) is elected and that one or more of the Company’s nominees declines to serve with Nelson Peltz (or the Alternate Trian Nominee, as applicable) the Bylaws provide that the resulting vacancies may be filled by the directors then in office, even if less than a quorum, or by a sole remaining director.

The Trian Group and the Company will each be using a universal proxy card for voting on the election of directors at the 2023 Annual Meeting, which will include the names of all nominees for election to the Board. Shareholders will have the ability to vote for up to eleven nominees on the Trian Group’s enclosed BLUE universal proxy card. There is no need to use the Company’s white proxy card or voting instruction form, regardless of how you wish to vote.

Vote Required.

According to Article II of the Bylaws, in contested elections such as this one, the affirmative vote of a plurality of the votes cast at the 2023 Annual Meeting is required for the election of each director nominee (meaning that the eleven director nominees who receive the highest number of shares voted “FOR” their election by the common shareholders will be elected to the Board). Because the directors will be elected by the affirmative vote of a plurality of the votes, withhold votes will have no effect on the outcome of Proposal 1.

WE STRONGLY URGE YOU TO VOTE FOR THE ELECTION OF NELSON PELTZ AND TO WITHHOLD ON THE OPPOSED COMPANY NOMINEE BY SIGNING, DATING AND RETURNING YOUR BLUE UNIVERSAL PROXY CARD TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PROPOSAL [4]: REPEAL CERTAIN AMENDMENTS TO BYLAWS

Pursuant to Article IX of the Bylaws, the Board has the power to alter, amend, or repeal the Bylaws of the Company. As of the date of this Proxy Statement, the Trian Group is not aware of any decision by the Board to adopt, amend or repeal any provision of the Bylaws since March 20, 2019, but it is possible that the Board may have done so, or that following the date of this Proxy Statement and prior to the adoption of this resolution, such an amendment could be adopted by the Board and/or become effective. Such an amendment could negatively impact the Trian Group’s ability to solicit and/or obtain proxies from shareholders of the Company or otherwise adversely affect the ability of the Company’s shareholders to vote on Proposal 1, and the Trian Group would like to ensure that the Company’s shareholders have the ability to elect the Trian Nominee at the 2023 Annual Meeting.

Although adoption of this proposal could have the effect of repealing previously undisclosed amendments to the Bylaws without considering the beneficial nature, if any, of such amendments to the shareholders, it would not repeal any such amendments that were approved by the shareholders.

Proposal [4] provides for the adoption of the resolution in the following form:

RESOLVED, that each provision or amendment of the Bylaws of the Walt Disney Company (the “Corporation”) approved by the Board of Directors of the Corporation (and not by the Corporation’s stockholders) subsequent to March 20, 2019 and prior to the approval of this resolution be, and hereby is, repealed, effective as of the time this resolution is approved by the Corporation’s shareholders.

Vote Required.

According to Article IX of the Bylaws, the affirmative vote of a majority of the outstanding shares entitled to vote on the election of directors at the 2023 Annual Meeting is required to alter, amend, or repeal any provision of the Bylaws. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal [4].

WE STRONGLY URGE YOU TO VOTE FOR PROPOSAL [4] BY SIGNING, DATING AND RETURNING YOUR BLUE UNIVERSAL PROXY CARD TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

OTHER MATTERS TO BE CONSIDERED AT THE 2023 ANNUAL MEETING

[Proposal 2

Based on information contained in the Company’s Proxy Statement, the Audit Committee of the Board (the “Audit Committee”) has concluded that the continued retention of PricewaterhouseCoopers LLP is in the best interests of the Company and its shareholders and appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending October 1, 2023 (“Proposal 2”).

According to the Company’s Proxy Statement, PricewaterhouseCoopers LLP has been the Company’s external auditor continuously since 1938 and the Audit Committee evaluates the independent registered public accountant’s qualifications, performance, audit plan, fees and independence each year, and considered these factors in connection with the determination to appoint PricewaterhouseCoopers LLP for fiscal year 2023. The Company’s Proxy Statement also states that in addition to assuring the regular rotation of the lead audit partner every five years as required by SEC rules, one or more members of the Audit Committee also meets with candidates for the lead audit partner and the Audit Committee discusses the appointment before rotation occurs.

Accordingly, the Board is asking shareholders to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants. The Company’s Proxy Statement provides that although ratification is not required by the Bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification as a matter of good corporate practice.

Based on information contained in the Company’s Proxy Statement, the Board is recommending a vote “FOR” Proposal 2. The Trian Group makes no recommendation on this Proposal.]

[Proposal 3

According to the Company’s Proxy Statement, the Board is seeking advisory shareholder approval of the compensation of named executive officers (“NEOs”) as disclosed in the section of the Company’s Proxy Statement titled “Executive Compensation.” Shareholders are being asked to vote on the following advisory resolution:

“Resolved, that the shareholders advise that they approve the compensation of the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, other compensation information and any related material).”

Further information regarding the Company’s executive compensation can be found in the section of the Company’s Proxy Statement titled “Executive Compensation — Compensation Discussion and Analysis.”

The Company’s Proxy Statement provides that although the vote on Proposal 3 is non-binding, the Board and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. Broker non-votes (as described under “Information About Voting and the Meeting — Voting”) are not entitled to vote on this Proposal and will not be counted in evaluating the results of the vote.

Based on information contained in the Company’s Proxy Statement, the Board is recommending a vote “FOR” Proposal 3. The Trian Group makes no recommendation on this Proposal.]

Vote Required

According to the Company’s Proxy Statement, the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on Proposals 2 and 3 will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker non-votes are not entitled to vote on Proposal 3 and will not be counted in evaluating the results of the vote.

[Shareholder Proposals

[Based on information contained in the Company’s Proxy Statement, it is expected that the shareholders at the 2023 Annual Meeting will be asked to vote on [shareholder Proposals [●] to [●]] . Based on information contained in the Company’s Proxy Statement, the Board is recommending a vote “[FOR/AGAINST]” shareholder Proposals [●] through [●]. The Trian Group makes no recommendation on these matters.]

Vote Required

According to the Bylaws, the approval of [shareholder Proposals [●] through [●]] require the affirmative vote of a majority of votes cast at the 2023 Annual Meeting. Abstentions and broker non-votes will not be taken into account in determining the outcome of votes on [shareholder Proposals [●] through [●]] because abstentions and broker non-votes will have no effect on the election or these proposals since such actions do not represent votes cast.

INFORMATION ABOUT THE PARTICIPANTS

This proxy solicitation is being conducted by the Trian Group, which is comprised of Nelson Peltz, Peter W. May, Ed Garden, Matthew Peltz, Trian Management GP, Trian Management and certain investment funds and investment vehicles managed by Trian Management, all of which are described below. The Trian Beneficial Owners collectively are the beneficial owners of an aggregate of 9,416,684 Shares, or approximately 0.516% of the outstanding Shares of Disney. Each member of the Trian Group is a participant in this proxy solicitation.

Information about the Participants, including information as to any substantial interest, direct or indirect, by security holdings or otherwise, that they may have with respect to the various proposals to be voted on at the 2023 Annual Meeting is set forth below in this section.

The Trian Group

The principal business address of each member of the Trian Group, with the exception of Offshore and Messrs. Nelson Peltz, Matthew Peltz, Garden and May is 280 Park Avenue, New York, New York 10017. The principal business address of Offshore is c/o DE (Cayman) Limited, Landmark Square, West Bay Road, PO Box 775, Grand Cayman, Cayman Islands, KY1-9006, and the principal business address of each of Messrs. Nelson Peltz, Matthew Peltz, Garden and May is 223 Sunset Ave, Palm Beach, Florida 33480.

Each of the Trian Funds is primarily engaged in the business of investing in securities. Trian Management is primarily engaged in the business of serving as the management company for the Trian Funds and certain other funds and investment vehicles. Trian Management GP is primarily engaged in the business of serving as the general partner of Trian Management.

Nelson Peltz’s present principal occupation or employment is serving as Chief Executive Officer and a Founding Partner of Trian Management and, as such, managing the investments of the Trian Funds and the other funds and investment vehicles managed by Trian Management. Peter W. May’s present principal occupation or employment is serving as President and a Founding Partner of Trian Management and, as such, managing the investments of the Trian Funds and the other funds and investment vehicles managed by Trian. Ed Garden’s present principal occupation or employment is serving as Chief Investment Officer and a Founding Partner of Trian Management and, as such, managing the investments of the Trian Funds and the other funds and investment vehicles managed by Trian Management. Matthew Peltz is a Partner and Co-Head of Research of Trian Management and has been a member of the Investment Team of Trian Management since January 2008 and is a member of Trian Management’s ESG working group.

Trian Nominee and Alternate Trian Nominee

Please see “Proposal 1: Election of Directors” or Annex A for additional information about the Trian Nominee or the Alternate Trian Nominee, respectively.

Beneficial Ownership of Shares

The following table shows the number of Shares that are beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by each Participant as of the date of this Proxy Statement. Except as described below, each Trian Beneficial Owner directly owns and has sole voting power and sole dispositive power with regard to the number of Shares beneficially owned.

Please see Annex B for additional information about each Participant’s purchases and sales of Shares and other securities related to the Company, including swaps and options, as applicable:

Entity	Number of Shares Beneficially Owned	Percent of Outstanding Shares(1)
Onshore	1,453,226	*
Parallel	509,524	*
Offshore	1,819,933	*
Fund G	200,759	*
Strategic A	689,795	*
Strategic N	2,142,371	*
Strategic G-II	400,650	*
Strategic G-III	194,107	*
Strategic K	469,935	*
Co-Investment Fund	1,536,384	*
Trian Management (2)	9,416,684	*
Trian Management GP (2)	9,416,684	*
Nelson Peltz (2)	9,418,782.71	*
Peter W. May (2)	9,416,684	*
Ed Garden (2)	9,416,684	*

*Less than 1%

(1)	Calculated on the basis of 1,823,591,988 Shares outstanding as of November 16, 2022, as indicated in the Company’s Form 10-K.

(2)	Trian Management GP is the general partner of Trian Management, which serves as the management company for each of the Trian Funds. Trian Management GP is controlled by Nelson Peltz, Peter W. May and Edward P. Garden. Each of Trian Management, Trian Management GP and Messrs. Peltz, May and Garden, by virtue of their relationships to the Trian Funds, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) the Shares owned by the Trian Funds.

The Trian Funds collectively beneficially own 9,416,684 Shares and the persons or entities comprising the Trian Beneficial Owners may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, these Shares by virtue of the relationships described above. In addition, Nelson Peltz directly and beneficially owns 98.71 Shares which he acquired through the Company’s direct stock purchase program and beneficially owns an additional 2,000 Shares that are held directly in a separate account over which he has sole voting and dispositive power. Nelson Peltz’s total beneficial ownership therefore is 9,418,782.71 Shares.

The Shares held by certain of the Trian Funds are held in the ordinary course of business with other investment securities owned by such Trian Funds in co-mingled margin accounts with a prime broker, which prime broker may, from time to time, extend margin credit to such Trian Funds, subject to applicable federal margin regulations, stock exchange rules and credit policies. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the Shares referenced above.

Except as set forth in this subsection (including Annex B), no Participant, and no associate of any Participant, owns beneficially, directly or indirectly, or of record but not beneficially, any securities of the Company, or any parent or subsidiary of the Company, nor has any Participant purchased or sold any securities of the Company within the last two years.

Director Nominee Consent and Indemnification Agreements

Trian Management and each of the Trian Nominee and the Alternate Trian Nominee have entered into a Director Nominee Consent and Indemnification Agreement, pursuant to which Trian Management has agreed, on behalf of the Trian Funds, to reimburse each of the Trian Nominee and the Alternate Trian Nominee for certain expenses incurred in connection with the solicitation of proxies for the 2023 Annual Meeting, including reasonable expenses for certain travel arrangements. In addition, Trian Management has agreed, on behalf of the Trian Funds, subject to certain limited exceptions, to indemnify and hold harmless the Trian Nominee and the Alternate Trian Nominee from and against any loss, cost or expense suffered or sustained by reason of any acts or omissions, or alleged acts or omissions, arising out of such individual’s role as a nominee or alternate nominee for election as a director of the Company or otherwise arising from or relating to the Trian Group’s solicitation of proxies for the 2023 Annual Meeting (“Covered Acts”), and to advance certain fees and other costs and expenses incurred in connection with the defense of any action or proceeding arising out of any Covered Acts. It is also expected that, if elected, the Trian Nominee and the Alternate Trian Nominee would be indemnified by the Company for service as a director of the Company to the same extent indemnification arrangements are provided to other non-employee directors of the Company and that the Trian Nominee and the Alternate Trian Nominee would be covered by the Company’s director and officer liability insurance to the same extent as other nonemployee directors of the Company.

Each of the Trian Nominee and the Alternate Trian Nominee has also executed a written consent to being named in this Proxy Statement and to serving as a director if elected.

Except as set forth in this subsection or elsewhere in this Proxy Statement, (i) neither the Trian Nominee nor the Alternate Trian Nominee will receive any compensation from any member of the Trian Group to serve as nominees for election or as a director, if elected, of the Company and (ii) there are no arrangements or understandings between the Trian Nominee or the Alternate Trian Nominee and any other party pursuant to which any such Trian Nominee or Alternate Trian Nominee, as applicable, was or is to be selected as a director or nominee or alternate nominee, as applicable.

Other Interests of the Participants

Set forth in the sections of this Proxy Statement titled “Proposal 1: Election of Directors— Biographical Information,” “Annex A – Information about the Alternate Trian Nominee,” and this “Information about the Participants,” which are incorporated herein by reference, are (as applicable) the (a) names and the business addresses of each of the Participants, (b) the present principal occupation or employment of each of the Participants and (c) the name, principal business and address of any corporation or other organization in which such employment is carried on.

Nelson Peltz is the Chief Executive Officer and a Founding Partner of Trian Management, a member of Trian Management GP and a partner and/or principal of certain of their respective affiliates. Mr. May is the Chief Operating Officer and a Founding Partner of Trian Management, a member of Trian Management GP and a partner and/or principal of certain of their respective affiliates, and Mr. Garden is the Chief Investment Officer and a Founding Partner of Trian Management, a member of Trian Management GP and a partner and/or principal of certain of their respective affiliates.

Each of the Participants has an interest in the election of directors at the 2023 Annual Meeting through the ownership of the Shares as described in this Proxy Statement or as a Trian Nominee, as applicable. To the extent that the adoption of Proposal [4] could have the effect of counteracting any unilateral adoption, amendment or repeal of the Bylaws by the Board that purports to impede the effectiveness of Proposal 1, negatively impact the Trian Group’s ability to solicit and/or obtain proxies from shareholders of the Company or otherwise adversely affect shareholders’ ability to vote on Proposal 1, Trian Management and the other members of the Trian Group could be considered to have a material interest in Proposal [4]. Each member of the Trian Group intends to vote the Shares beneficially owned by it in favor of Proposal [4].

The Guidelines which are available on the Company’s website provide that the Board will make assessments regarding Board members’ independence in accordance with the listing standards of the New York Stock Exchange and the additional standards described in the Guidelines. The Trian Group has no knowledge of any facts that would prevent a final determination by the Board that the Trian Nominee or the Alternate Trian Nominee is independent in accordance with the listing standards of the New York Stock Exchange or any additional standards described in the Guidelines.

According to information available to the Trian Group, since the beginning of the Company’s last fiscal year, Nicola Peltz Beckham, who is the daughter of the Trian Nominee and the sister of the Alternate Trian Nominee, has received nominal payments from a subsidiary of the Company in connection with certain entertainment projects, and may, from time to time, receive additional nominal residual payments in relation to such projects.  In addition, during this time, Will Peltz, who is the son of the Trian Nominee and the brother of the Alternate Trian Nominee, has received, and may from time to time receive, nominal residual payments from a subsidiary of the Company.  The Trian Group does not believe any of the foregoing payments (or any future payments, as may be applicable) are material in relation to the election of the Trian Nominee (or Alternate Trian Nominee, as applicable) or any solicitation of proxies in connection therewith.

Except as set forth in this Proxy Statement (including the Annexes), (i) during the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this proxy solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements, or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant nor any associate of any Participant was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her, or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no person, including any of the Participants, who is a party to an arrangement or understanding pursuant to which the Trian Nominees are proposed to be elected, has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on at the 2023 Annual Meeting as set forth in this Proxy Statement; (xii) there are no material proceedings to which any Participant or any associate of any Participant is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries; (xiii) none of the Trian Nominee, the Alternate Trian Nominee or any of their respective associates have received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of the Company that is required to be disclosed under, or is subject to any arrangement described in, paragraphs (a)-(j) of Item 402 of Regulation S-K; (xiv) there exist no family relationships between the Trian Nominee or the Alternate Trian Nominee and any director or executive officer of the Company; (xv) there are no interlocking relationships that would have required disclosure had the Trian Nominee or the Alternate Trian Nominee been directors of the Company; (xvi) with respect to the Trian Nominee and Alternate Trian Nominee, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years; and (xvii) neither the Trian Nominee, the Alternate Trian Nominee nor any associate of the Trian Nominee or the Alternate Trian Nominee has served as a director or named executive officer of the Company at any point during the last three fiscal years of the Company.

PROXY INFORMATION

The enclosed BLUE universal proxy card may be executed only by holders of record of Shares on the Record Date. If you were a shareholder of record on the Record Date, you will retain your voting rights at the 2023 Annual Meeting even if you sell your Shares after the Record Date. Accordingly, it is important that you vote the Shares held by you on the Record Date, or grant a proxy to vote your Shares on the BLUE universal proxy card, even if you sell your Shares after the Record Date. The Shares represented by each BLUE universal proxy card that is properly executed and returned to the Trian Group will be voted at the 2023 Annual Meeting in accordance with the instructions marked thereon.

If you have signed the BLUE universal proxy card and no marking is made, you will be deemed to have given a direction with respect to all of the Shares represented by the BLUE universal proxy card (i) to vote “FOR” the election of Nelson Peltz (or the Alternate Trian Nominee, as applicable), and to “WITHHOLD” on the Opposed Company Nominee and (ii) to vote “FOR” Proposal 4. The Trian Group makes no recommendation with respect to Proposals 2 and 3 [as well as the shareholder proposals contained on Proposals [●] through [●] ] set forth in this Proxy Statement.

You should refer to the Company’s Proxy Statement and form of proxy distributed by the Company for the background, qualifications and other information concerning the Company’s candidates. There is no assurance that any of the Company’s nominees will serve as directors if any of the Trian Group’s nominees are elected to the Board. In the event that Nelson Peltz (or the Alternate Trian Nominee, as applicable) is elected and that one or more of the Company’s nominees declines to serve with such nominee or nominees, the Bylaws provide that the resulting vacancies may be filled by the directors then in office, even if less than a quorum, or by a sole remaining director.

If you hold your Shares in the name of one or more brokerage firms, banks or nominees, only they can vote your Shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions to them to sign and return a BLUE universal proxy card representing your Shares. Note that any voting instruction form provided by Broadridge Financial Solutions may contain slightly different formatting than any proxy card provided by the Trian Group.

[Based on disclosure in the Company’s 2022 Proxy Statement, if you participate in the Disney Savings and Investment Plan or the Disney Hourly Savings and Investment Plan, you may give voting instructions as to the number of Shares you hold in the plan as of the Record Date. You may provide voting instructions to Fidelity Management Trust Company by voting online or by completing and returning the enclosed BLUE voting instruction form. If you hold Shares other than through these plans and you vote electronically, voting instructions you give with respect to your other Shares will be applied to Disney stock credited to your accounts in a savings and investment plan unless you request a separate control number with respect to each account. The trustee will vote your Shares in accordance with your duly executed instructions received by [●], 2023. If you do not send instructions, an independent fiduciary has been selected to determine how to vote all Shares for which the trustee does not receive valid and timely instructions from participants. You may revoke previously given voting instructions by [●], 2023, by either revising your instructions online or by submitting to the trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee.]

REVOCATION OF PROXIES

Any shareholder of record may revoke or change his or her proxy instructions at any time prior to the vote at the 2023 Annual Meeting by:

•	submitting a properly executed, subsequently dated proxy card that will revoke all prior proxy cards, including any proxy cards which solicit a proxy in favor of all of the incumbent directors;

•	instructing the Trian Group by telephone or via the Internet as to how you would like your shares voted (instructions are on your BLUE universal proxy card) or instructing the Company in accordance with the Company’s instructions as to how you would like your shares voted;

•	attending the 2023 Annual Meeting and withdrawing his or her proxy by voting in person (although attendance at the 2023 Annual Meeting will not in and of itself constitute revocation of a proxy); or

•	delivering written notice of revocation either to the Trian Group, c/o Okapi Partners LLC, 1212 Avenue of the Americas, 17th Floor, New York, New York 10036-1600, or the Corporate Secretary’s Office, 500 South Buena Vista Street, Burbank, CA 91521-1030, or any other address provided by the Company.

Although a revocation is effective if delivered to the Company, the Trian Group requests that either the original or a copy of any revocation be mailed to the Trian Group c/o Okapi Partners LLC, 1212 Avenue of the Americas, 17th Floor, New York, New York 10036-1600, so that the Trian Group will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of the Trian Nominee as a director and the approval of Proposal [4] have been received. The Trian Group may contact shareholders who have revoked their proxies.

IF YOU PREVIOUSLY SIGNED AND RETURNED A WHITE PROXY CARD TO THE COMPANY, THE TRIAN GROUP URGES YOU TO REVOKE IT BY (1) SIGNING, DATING AND RETURNING THE BLUE UNIVERSAL PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, (2) INSTRUCTING US BY TELEPHONE OR VIA THE INTERNET AS TO HOW YOU WOULD LIKE YOUR SHARES VOTED, (3) ATTENDING THE 2023 ANNUAL MEETING AND VOTING IN PERSON OR (4) DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE TRIAN GROUP OR TO THE SECRETARY OF THE COMPANY.

The Trian Group and the Company will each be using a universal proxy card for voting on the election of directors at the 2023 Annual Meeting, which will include the names of all nominees for election to the Board. Shareholders will have the ability to vote for up to ELEVEN nominees on the Trian Group’s enclosed BLUE UNIVERSAL proxy card. There is no need to use the Company’s WHITE proxy card or voting instruction form, regardless of how you wish to vote.

VOTING

According to the Bylaws, the holders of a majority in voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at the 2023 Annual Meeting. Abstentions will be counted as present for purposes of determining whether a quorum is present at the 2023 Annual Meeting.

In contested elections such as this one, the affirmative vote of a plurality of the votes cast at the 2023 Annual Meeting is required for the election of each director nominee (meaning that the eleven director nominees who receive the highest number of shares voted “FOR” their election by the common shareholders will be elected to the Board).

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote is required for the approval of Proposals 2 and 3 [shareholder Proposals [●] through [●]]. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election and the votes on Proposals 2 and 3 [and shareholder [Proposals [●] through [●]] because abstentions and broker non-votes will have no effect on the election or these proposals since such actions do not represent votes cast.

The affirmative vote of a majority of the outstanding shares entitled to vote on the election of directors at the 2023 Annual Meeting is required for the approval of Proposal [4]. Abstentions will have the effect of a vote “AGAINST” Proposal [4].

Delaware law provides for the authorization of proxies by electronic means. Accordingly, you may submit your proxy by telephone or the Internet. To submit a proxy with voting instructions by telephone please call the telephone number listed on the BLUE universal proxy card. Proxies may also be submitted over the Internet. Please refer to the BLUE universal proxy card for the website information. In each case shareholders will be required to provide the unique control number which has been printed on each shareholder’s BLUE universal proxy card. In addition to the instructions that appear on the BLUE universal proxy card, step-by-step instructions will be provided by a recorded telephone message for those shareholders submitting proxies by telephone, or at the designated website for those shareholders submitting proxies over the Internet. Shareholders submitting their proxies with voting instructions by telephone or over the Internet will receive confirmation on the telephone that their vote by telephone was successfully submitted, and may provide an email address for confirmation that their vote by Internet was successfully submitted.

Under the rules and interpretations of the New York Stock Exchange, if you receive proxy materials from or on behalf of both the Trian Group and the Company, brokers, banks and other nominees will not be permitted to exercise discretionary authority regarding any of the proposals to be voted on at the Annual Meeting, whether “routine” or not. Because the Trian Group has initiated a contested proxy solicitation, there will be no “routine” matters at the Annual Meeting for any broker accounts that are provided with proxy materials by the Trian Group. As a result, there will be no broker non-votes by such banks, brokers or other nominees with respect to such accounts. If you do not submit any voting instructions to your broker, bank or other nominee with respect to such accounts, your shares in such accounts will not be counted in determining the outcome of any of the proposals at the Annual Meeting, nor will your shares be counted for purposes of determining whether a quorum exists. Broker non-votes will not be counted for purposes of determining whether a quorum is present or for voting purposes with regards to any of the Proposals.

YOUR VOTE IS EXTREMELY IMPORTANT. WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED BLUE UNIVERSAL PROXY CARD TODAY OR INSTRUCT US BY TELEPHONE OR VIA THE INTERNET TO VOTE FOR THE ELECTION OF NELSON PELTZ OR THE ALTERNATE TRIAN NOMINEE, AS APPLICABLE) AND TO “WITHHOLD” ON THE OPPOSED COMPANY NOMINEE AND TO VOTE “FOR” PROPOSAL 4.

COST AND METHOD OF SOLICITATION

Proxies may be solicited by mail, facsimile, telephone, telegraph, electronic mail, in person and by advertisements. Solicitations may also be made by the Trian Nominee or the Alternate Trian Nominee and certain of the respective officers, partners and employees of Trian, none of whom will receive additional compensation for such solicitation.

Trian Management has engaged Okapi Partners LLC (“Okapi”) in connection with solicitations relating to the 2023 Annual Meeting. Okapi will receive a fee not to exceed [ ] and reimbursement of reasonable out-of-pocket expenses for its services in connection with this proxy solicitation. Approximately [200] people may be employed by Okapi to solicit proxies from the Company’s shareholders for the 2023 Annual Meeting. Trian Management has agreed, on behalf of the Trian Funds, to indemnify Okapi against certain liabilities and expenses in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of all Shares held as of the Record Date. Trian Management, on behalf of the Trian Funds, will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

The entire expense of soliciting proxies for the 2023 Annual Meeting by the Trian Group is being borne by members of the Trian Group. Trian currently estimates that the total expenses that the Trian Group will incur in furtherance of, or in connection with, the solicitation of proxies for the 2023 Annual Meeting will be approximately $25 million. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any such solicitation. We estimate that, as of the date hereof, the Trian Group has incurred approximately $[ ] of solicitation expenses. If successful, the Trian Group may seek reimbursement of these costs from the Company. In the event that it decides to seek reimbursement of its expenses, the Trian Group does not intend to submit the matter to a vote of the Company’s shareholders. The Board, which will consist of one of eleven directors of the Board, if Nelson Peltz is elected and ten of the Acceptable Company Nominees are elected, would be required to evaluate the requested reimbursement consistent with their fiduciary duties to the Company and its shareholders. Costs related to the solicitation of proxies include expenditures for attorneys, public relations, and other advisors, solicitors, printing, advertising, postage, transportation, litigation and other costs incidental to the solicitation.

OTHER INFORMATION

The SEC has adopted rules that permit companies and intermediaries (such as brokers and banks) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders.

Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker and direct your request to the Corporate Secretary’s Office, 500 South Buena Vista Street, Burbank, CA 91521-1030.

Because Trian has initiated a contested proxy solicitation, we understand that banks and brokers with account holders who are shareholders of the Company will not be householding our proxy materials.

This Proxy Statement and all other solicitation materials in connection with this Proxy Solicitation will be available on the internet, free of charge, on at www.RestoretheMagic.com and on the SEC’s website at https://www.sec.gov.

OTHER PROPOSALS

Except for those proposals set forth under “Other Matters To Be Considered At The 2023 Annual Meeting” in this Proxy Statement, we are not aware of any other matters to be considered at the 2023 Annual Meeting. If, however, the Trian Group learns of any other proposals made at a reasonable time before the 2023 Annual Meeting, the Trian Group will either supplement this Proxy Statement and provide shareholders with an opportunity to vote by proxy directly on such matters or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter, the persons named as proxies on the BLUE universal proxy card solicited by the Trian Group will vote such proxies in their discretion with respect to such matters.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements. All statements contained in this Proxy Statement that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this Proxy Statement that are not historical facts are based on current expectations, speak only as of the date of this Proxy Statement and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Trian Group. Although the Trian Group believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this Proxy Statement, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this Proxy Statement will prove to be accurate and therefore actual results could differ materially from those set forth in, contemplated by, or underlying those forward-looking statements. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this Proxy Statement, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Except to the extent required by applicable law, the Trian Group will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this Proxy Statement to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

OTHER INFORMATION ABOUT THE COMPANY

Based upon documents publicly filed by the Company, the mailing address of the principal executive offices of the Company is 500 South Buena Vista Street, Burbank, CA 91521-1030.

Certain information regarding the compensation of directors and executive officers, certain shareholders’ beneficial ownership of more than 5% of the Company’s voting securities, and certain other matters regarding the Company and its officers and directors is required to be contained in the Company’s Proxy Statement. Certain other information regarding the 2023 Annual Meeting, as well as procedures for submitting proposals for consideration at the 2024 annual meeting of shareholders of the Company, is also required to be contained in the Company’s Proxy Statement. Please refer to the Company’s Proxy Statement to review this information. Please note that because the Trian Group was not involved in the preparation of the Company’s Proxy Statement, the Trian Group cannot reasonably confirm the accuracy or completeness of certain information contained in the Company’s Proxy Statement. As we may distribute our definitive proxy statement before the Company files the Company’s Proxy Statement, we will provide any previously omitted information in a supplement filed as a revised definitive proxy statement, including completing references to the date, time and location of the 2023 Annual Meeting, as well as information relating to the Record Date. Trian anticipates that Additional information related to the foregoing information, as well as other important information, will be available in the Company’s Proxy Statement, which should be available on the SEC’s website at https://www.sec.gov.

The information concerning the Company and the proposals referenced in the Company’s Proxy Statement contained in this Proxy Statement has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although the Trian Group has no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement that are made in reliance upon publicly available information are inaccurate or incomplete, to date we have not had access to the books and records of the Company related to such information and statements, were not involved in the preparation of such information and statements and are not in a position to verify such information and statements. All information relating to any person other than the Participants is based only on the knowledge of the Trian Group.

Dated: [●], 2023

Annex A

Information about the Alternate Trian Nominee

The Trian Group is soliciting proxies for the election of Nelson Peltz to the Board at the 2023 Annual Meeting. Mr. Peltz has consented to being named as a nominee in this Proxy Statement and to serving as a director of the Company if elected. However, in the event that Nelson Peltz is unable (due to death, disability, or otherwise) or hereafter becomes unwilling for any reason to serve as a director, the proxies named on the enclosed BLUE universal proxy card will be voted for the Alternate Trian Nominee in place of Nelson Peltz. The Alternate Trian Nominee has consented to being named as a nominee in this Proxy Statement and to serving as a director if elected, if applicable.

Biographical Information

Set forth below is background information about the Alternate Trian Nominee, including his name, age, principal occupation and employment and public company directorships held during the past five years, as well as a description of the qualifications, attributes or skills that led to the conclusion that the Alternate Trian Nominee should serve as a director of the Company, if applicable. Please see the section of this Proxy Statement titled “Information about the Participants” for additional information about the Alternate Trian Nominee, including information about his beneficial ownership of Shares. We have no knowledge of any facts that would prevent a final determination by the Board that the Alternate Trian Nominee is independent in accordance with the corporate governance standards of the Company and the pertinent listing standards of the New York Stock Exchange or under paragraph (a)(1) of Item 407 of Regulation S-K. The Alternate Trian Nominee satisfies all qualifications required by the DGCL to serve as a director of the Company.

Name and Business Address	Age	Principal Occupation and Directorships During Past Five Years
Matthew Peltz 223 Sunset Avenue Palm Beach, Florida 33480	39

Matthew Peltz is a Partner and Co-Head of Research of Trian Management and has been a member of the Investment Team of Trian Management since January 2008 and is a member of Trian Management’s ESG working group.

Mr. Peltz is non-executive Vice Chairman of The Wendy’s Company (“Wendy’s”) and has been a director since December 2015. He also serves as Chairman of Wendy’s Corporate Social Responsibility Committee and serves on Wendy’s Capital & Investment and Executive, and Technology Committees. Mr. Peltz previously served as a director (from April 2018 to September 2018) and as a board observer (from September 2015 to April 2018) of Pentair plc, and a director of ARG Holding Corporation, the former parent company of the Arby’s restaurant brand, from September 2012 until December 2015. Mr. Peltz is a member of the Board of Trustees of the Hospital for Special Surgery (HSS). He also served as a member of the Board of Hu Master Holdings, LLC from March 2014 through December 2020. Mr. Peltz received a B.A. from Yale University.

Mr. Peltz has worked with management teams and boards of directors to successfully implement growth initiatives as well as operational, strategic and corporate governance improvements. In particular, Mr. Peltz has significant experience working with consumer-oriented businesses, having served as a longtime director at The Wendy’s Company.

None of the organizations or corporations referenced above is a parent, subsidiary or other affiliate of the Company. Given Matthew Peltz’s status as Partner and Co-Head of Research of Trian Management, Trian Management notes its intention, in the case of Matthew Peltz’s election, to enter into a customary non-disclosure agreement with the Company to allow Matthew Peltz to share information he receives from the Company with Trian Management and acknowledging its agreement to maintain, and to cause its personnel and advisors to maintain, the confidentiality of any information provided to Matthew Peltz in connection with his service as a director of the Company.

Annex B

Transactions in securities of the Company by each Participant

The following transaction history shows all transactions by the Participants in Shares during the past two years. The Shares held by certain of the Trian Funds are held in the ordinary course of business with other investment securities owned by such Trian Funds in co-mingled margin accounts with a prime broker, which prime broker may, from time to time, extend margin credit to such Trian Funds, subject to applicable federal margin regulations, stock exchange rules and credit policies. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the Shares referenced below.

The Alternate Trian Nominee does not beneficially own securities of the Company held by the Trian Funds and has not otherwise transacted in any securities of the Company during the past two years.

On December 7, 2022, Nelson Peltz purchased and received 98.71 Shares through the direct stock purchase program operated by the Company’s transfer agent. In addition, each of the foregoing transactions may be deemed to have been made by Nelson Peltz, by virtue of his indirect control of the Trian Funds.

Onshore		Fund G

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
11/8/2022	714,621	11/8/2022	75,104
11/9/2022	375,949	11/9/2022	39,511
11/10/2022	60,162	11/10/2022	60,478
11/10/2022*	194,432	11/14/2022	25,666
11/14/2022*	108,062
12/23/2022**	-----------

Parallel		Strategic A

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
11/8/2022	190,674	11/8/2022	336,975
11/9/2022	100,311	11/9/2022	177,277
11/10/2022	67,417	11/10/2022	56,693
11/14/2022	28,612	11/14/2022	24,060
11/16/2022	122,510	11/16/2022	94,790

Offshore		Strategic N

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
11/8/2022	893,469	11/14/2022*	476,371
11/9/2022	189,299	11/15/2022*	1,058,924
11/9/2022*	280,740	11/16/2022*	607,076
11/10/2022*	320,420	12/9/2022**	-----------
11/14/2022*	136,005	12/23/2022**	-----------
12/23/2022**	-----------

Strategic G-II		Strategic K

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
11/8/2022	197,622	11/8/2022	60,148
11/9/2022	103,966	11/9/2022	31,642
11/10/2022	69,546	11/10/2022	17,000
11/10/2022*	29,516	11/14/2022	361,145

Strategic G-III		Co-Investment Fund

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
11/8/2022	95,795	12/23/2022	1,149,500
11/9/2022	50,397	12/29/2022*	386,884
11/10/2022	33,639	1/6/2023***	-----------
11/14/2022	14,276

Each of Onshore, Offshore, Strategic-N and Co-Investment Fund has entered into a series of privately negotiated back-to-back call and put transactions (the “Nomura Options”) with either Nomura Global Financial Products Inc. or Nomura International plc (each, a “Nomura Counterparty”) through which they acquired beneficial ownership of an aggregate of 3,568,914 Shares and as a result have been subject to the same economic gain or loss as if they owned the same number of Shares underlying such options. The Nomura Options have an expiration date of December 9, 2025 with respect to the Nomura Options for Onshore, Offshore and Strategic N and an expiration date of January 29, 2026 with respect to the Nomura Options for Co-Investment Fund (the “Nomura Expiration Date”). Simultaneously with the purchase of each call option, each of Onshore, Offshore, Strategic-N and Co-Investment Fund also sold a put option to a Nomura Counterparty for the same number of Shares pursuant to which, if on the Nomura Expiration Date the call option has not been exercised by the named person and the exercise price is greater than the closing price of the Shares on the Nomura Expiration Date (the “Nomura Closing Price”), a Nomura Counterparty can require Onshore, Offshore, Strategic-N or Co-Investment Fund (as applicable) to, at such person’s election, either (i) pay a Nomura Counterparty an amount of cash equal to the product of (a) the excess of the exercise price over the Nomura Closing Price and (b) the number of Shares set forth above or (ii) acquire from a Nomura Counterparty the number of Shares set forth above at the exercise price. With the exercise of any call options, a corresponding number of put options would be automatically terminated. As part of these transactions, each of Onshore, Offshore, Strategic-N and Co-Investment Fund paid a Nomura Counterparty a financing fee based on the number of days that the Nomura Options that it held were outstanding, which fee was calculated using a monthly rate equal to the overnight bank funding rate plus a spread. No premium was paid in connection with the options. Until exercised by electing to acquire Shares, the Nomura Options do not give any of Onshore, Offshore, Strategic-N and Co-Investment Fund any direct or indirect voting, investment or dispositive control over the underlying Shares.

* Each entry which contains an asterisk (*) beside the applicable trade date represents an entry into a Nomura Option by the applicable Trian Fund (meaning that the Trian Fund has the right to acquire, within 60 days, the number of Shares associated with such entry as a result of such Trian Fund’s entry into a Nomura Option). Each entry which does not contain an asterisk (*) beside the applicable trade date represents a direct purchase of Shares by the applicable Trian Fund.

**On December 9, 2022, Strategic N exercised a portion of its Nomura Options pursuant to which they acquired ownership of 1,000,000 Shares for an aggregate exercise price of $95,593,778. On December 23, 2022, (i) Strategic N exercised the rest of its Nomura Options pursuant to which it acquired ownership of 1,142,371 Shares for an aggregate exercise price of $108,678,488.23, (ii) Offshore exercised all of its Nomura Options pursuant to which it acquired ownership of a total of 737,165 Shares for an aggregate exercise price of $67,017,010 and (iii) Onshore exercised all of its Nomura Options pursuant to which it acquired ownership of a total of 302,494 Shares for an aggregate exercise price of $27,894,332.

***On January 6, 2023, Co-Investment Fund exercised all of its Nomura Options pursuant to which it acquired ownership of 386,884 Shares for an aggregate exercise price of $33,748,180.

SPECIAL INSTRUCTIONS

Please review this Proxy Statement and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few Shares you own.

1.	If your Shares are registered in your own name, please sign, date and mail the enclosed BLUE universal proxy card today to The Trian Group, c/o Okapi Partners LLC, in the postage-paid envelope provided or instruct us by telephone or via the Internet today as to how you would like your Shares voted (instructions are on your BLUE universal proxy card).

2.	If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE universal proxy card with respect to your Shares and only after receiving your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute and return on your behalf the BLUE universal proxy card as soon as possible.

3.	After signing and returning the enclosed BLUE universal proxy card, we urge you NOT to return Disney’s white proxy card because only your latest dated proxy card will be counted.

4.	If you have previously signed and returned a white proxy card to Disney, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to Disney by signing, dating and returning the enclosed BLUE universal proxy card in the postage-paid envelope provided. Proxies may also be revoked at any time prior to exercise by: (i) attending the 2023 Annual Meeting and voting in person (although attendance at the 2023 Annual Meeting will not in and of itself constitute revocation of a proxy), (ii) instructing us by telephone or via the Internet as to how you would like your Shares voted (instructions are on your BLUE universal proxy card) or (iii) delivering a written notice of revocation. The written notice of revocation may be delivered either to the Trian Group c/o Okapi Partners LLC, 1212 Avenue of the Americas, 17th Floor, New York, New York 10036-1600, or to the Corporate Secretary’s Office, 500 South Buena Vista Street, Burbank, CA 91521-1030, or any other address provided by the Company.

We encourage all shareholders to vote electronically. If you do not have access to a touch-tone phone or the Internet, you may sign, date and return the enclosed BLUE universal proxy card from the Trian Group or voting instruction in the postage-paid envelope provided. If you have any questions concerning this Proxy Statement, would like to request additional copies of this Proxy Statement or need help voting your Shares, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, New York 10036-1600

Shareholders Call Toll-Free: +1 (877) 629-6357

Banks and Brokers Call Collect: +1 (212) 297-0720

Email: info@okapipartners.com (Requests for materials only)

PRELIMINARY COPY SUBJECT TO COMPLETION

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

THE WALT DISNEY COMPANY

Proxy Card for 2023 Annual Meeting of Shareholders Scheduled for [●], 2023

THIS PROXY SOLICITATION IS BEING MADE BY THE TRIAN GROUP

AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE WALT DISNEY COMPANY

B L U E U N I V E R S A L P R O X Y

The undersigned hereby appoints each of Nelson Peltz, Peter W. May, Edward P. Garden, Bruce Goldfarb and Eleazer Klein, as attorneys and agents with full power of substitution, to vote all shares of common stock of The Walt Disney Company, a Delaware corporation (the “Company”), that the undersigned would be entitled to vote at the 2023 Annual Meeting of shareholders of the Company scheduled to be held on [●], at [●] ([Eastern / Pacific] time), including at any adjournments or postponements thereof and any meeting called in lieu thereof (the “Annual Meeting”), with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated herein, with discretionary authority as to any and all other matters that may properly come before the meeting or any adjournment, postponement or substitution thereof that are unknown to Trian a reasonable time before this solicitation. None of the proposals identified on this proxy are conditioned on the approval of other matters.

In the event that Nelson Peltz (“Nelson Peltz” or the “Trian Nominee”) is unable (due to death, disability, or otherwise) or hereafter becomes unwilling for any reason to serve as a director, this proxy card will be voted for Matthew Peltz (“Matthew Peltz” or the “Alternate Trian Nominee”) in place of Nelson Peltz. In addition to the foregoing, the Trian Group has reserved the right to further nominate, substitute or add additional persons in the event that any of the events described in the previous sentence occurs with respect to the Alternate Trian Nominee or the Company purports to increase the number of directorships after the date hereof and prior to the 2023 Annual Meeting. In the event that the Alternate Trian Nominee or any additional or substitute persons are so nominated, Trian will vote this proxy card in favor of such Alternate Trian Nominee or additional or substitute nominees. The Trian Group reserves the right to withdraw the nomination of the Trian Nominee or the Alternate Trian Nominee or any additional or substitute nominee at any time.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.

 IF THIS PROXY CARD IS SIGNED AND RETURNED, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.  IF YOU DO NOT MARK A VOTE ON ANY OF THE PROPOSALS, THE NAMED PROXIES (LISTED ABOVE) WILL EXERCISE THEIR DISCRETION TO CAUSE YOUR PROXY TO BE VOTED “FOR” NELSON PELTZ (OR THE ALTERNATE TRIAN NOMINEE, AS APPLICABLE) AND TO “WITHHOLD” ON THE OPPOSED COMPANY NOMINEE AND TO VOTE “FOR” PROPOSAL 4 AND IT WILL EXERCISE ITS DISCRETION TO CAUSE YOUR PROXY TO ABSTAIN ON PROPOSALS 2, 3 [AND SHAREHOLDER PROPOSALS [●] THROUGH [●]] (TO THE EXTENT YOU HAVE NOT INDICATED YOUR VOTE ON SUCH PROPOSALS)].

YOU MAY VOTE “FOR” UP TO ELEVEN NOMINEES IN TOTAL.  IF YOU VOTE ON AT LEAST ONE NOMINEE BUT FEWER THAN ELEVEN NOMINEES, IN PROPOSAL 1, YOUR SHARES WILL ONLY BE VOTED “FOR” THOSE NOMINEES YOU HAVE SO MARKED.  IF YOU VOTE “FOR” MORE THAN ELEVEN NOMINEES, YOUR SHARES WILL BE VOTED “FOR” NELSON PELTZ (OR THE ALTERNATE TRIAN NOMINEE, AS APPLICABLE) AND THE TEN ACCEPTABLE COMPANY NOMINEES AND NOT FOR THE OPPOSED COMPANY NOMINEE.

PRELIMINARY COPY SUBJECT TO COMPLETION

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of The Walt Disney Company common stock for the upcoming Annual Meeting of Shareholders.

YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS:

Submit your proxy by Internet
Please access [●] (please note you must type an “s” after “http”). Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below.

Submit your proxy by Telephone
Please call toll-free in the U.S. or Canada at [ ] on a touch-tone telephone. You will be required to provide the unique control number printed below.

CONTROL NUMBER

You may vote by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned the
BLUE universal proxy card from Trian.

Submit your proxy by Mail
Please complete, sign, date and return the proxy card in the envelope provided to: The Trian Group, c/o Okapi Partners LLC, 1212 Avenue of the Americas, 17th Floor, New York, NY 10036-1600.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

☒	Please mark your vote with an X as shown in this sample

Proposal 1 – Election of Directors for terms ending in 2024							FOR	AGAINST	ABSTAIN
Vote “FOR” up to [eleven (11)] nominees in total. If you vote this BLUE universal proxy card for less than eleven nominees, your shares will only be voted “for” those nominees you have marked. If you vote this BLUE universal proxy card “FOR” more than eleven nominees, your shares will only be voted “FOR” Nelson Peltz (or the Alternate Trian Nominee, as applicable) and the ten Company Nominees (the "Acceptable Company Nominees") and not for the Opposed Company Nominee.						Proposal 2 – Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2023	☐	☐	☐
							FOR	AGAINST	ABSTAIN
Trian recommends voting “FOR” Nelson Peltz and voting “WITHHOLD” on [ ]						Proposal 3 – Consideration of an advisory vote to approve executive compensation	☐	☐	☐
TRIAN NOMINEE	FOR	WITHHOLD				Trian recommends voting “FOR” Proposal 4
Nelson Peltz	☐	☐					FOR	AGAINST	ABSTAIN
ACCEPTABLE COMPANY NOMINEES	FOR	WITHHOLD	ACCEPTABLE COMPANY NOMINEES	FOR	WITHHOLD	Proposal 4 – Trian’s proposal to repeal certain bylaws	☐	☐	☐
[_____]	☐	☐	[_____]	☐	☐		FOR	AGAINST	ABSTAIN
[_____]	☐	☐	[_____]	☐	☐	[Proposal [ ] – [Shareholder Proposal, if properly presented at the meeting, requesting [●]]	☐	☐	☐
[_____]	☐	☐	[_____]	☐	☐		FOR	AGAINST	ABSTAIN
[_____]	☐	☐	[_____]	☐	☐	[Proposal [ ] – [Shareholder Proposal, if properly presented at the meeting, requesting [●]]	☐	☐	☐
[_____]	☐	☐					FOR	AGAINST	ABSTAIN
[_____]	☐	☐				[Proposal [ ] – [Shareholder Proposal, if properly presented at the meeting, requesting [●]]	☐	☐	☐

OPPOSED COMPANY NOMINEES	FOR	WITHHOLD
[____]	☐	☐				PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE

Date: _______________________, 2023

Signature

Signature (if jointly held)

Title(s)

ONLY VALID IF SIGNED AND DATED. Please sign EXACTLY as name appears hereon. If more than one owner, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.